EXHIBIT 1

JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13G to which this Agreement is attached, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned. This Agreement may be executed in one or more counterparts.

Dated: March 18, 2021

ARTIUS ACQUISITION PARTNERS LLC

By:	/s/ Boon Sim

Name:	Boon Sim

Title:	Chief Executive Officer and Chief Financial Officer (Principal Executive, Financial and Accounting Officer)

Boon Sim

By:	/s/ Boon Sim

Name:	Boon Sim

Charles Drucker

By:	/s/ Charles Drucker
Name:	Charles Drucker

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